EXHIBIT 99.1

JOINT NEWS
RELEASE

2003-04

FOR IMMEDIATE RELEASE

Contacts:	Doug Aron (Frontier) (713) 688-9600 x145
Matt Clifton (Holly) (214) 871-3555

FRONTIER OIL AND HOLLY CORP.
SIGN MERGER AGREEMENT

HOUSTON, TEXAS, March 31, 2003 – Frontier Oil Corporation (NYSE: FTO) and Holly Corporation (AMEX: HOC) announced today they have entered into an agreement pursuant to which the two companies will merge. The merged company will be called Frontier Oil Corporation and will be headquartered in Houston, Texas. Following the merger, Frontier will own five refineries with refining capacity in excess of 260,000 barrels-per-day (bpd), including several highly complex, niche refineries.

Terms of the deal provide for Holly stockholders to receive one share of Frontier common stock for each outstanding share of Holly common stock, plus an aggregate cash payment of $172.5 million (or approximately $11.11 per Holly common share based on the current number of outstanding Holly shares). The stock and cash merger consideration would have a value of approximately $28.96 per Holly share, which represents a premium of 31% to Holly’s stockholders, based on the closing prices for both companies on Friday, March 28. Holly has approximately 15.5 million common shares outstanding, and Frontier has approximately 26.1 million common shares outstanding. Holly stockholders will also retain a non-transferable interest in potential future recoveries in litigation related to past sales of jet fuel to the United States government. The transaction is expected to be non-taxable to the shareholders of both companies, except for the cash to be received by Holly stockholders. The agreement between the companies contains reciprocal provisions for the payment of $15 million termination fees under certain circumstances.

The boards of directors of both companies have unanimously approved the merger. Completion of the transaction is expected in the second or third quarter of 2003.

Credit Suisse First Boston and Petrie Parkman are acting as financial advisors to Holly and Frontier, respectively, and provided fairness opinions to their respective Boards of Directors.

Frontier, headquartered in Houston, operates a 110,000 bpd refinery located in El Dorado, Kansas and a 46,000 bpd refinery located in Cheyenne, Wyoming. Holly, headquartered in Dallas, Texas, operates a 60,000 bpd refinery located in Artesia, New Mexico that is being expanded to 75,000 bpd and a 7,500 bpd refinery in Great Falls, Montana. Holly also operates approximately 2,000 miles of crude oil and refined product pipelines in the west Texas and New Mexico region, Permian Basin crude gathering operations and refined product terminals. Additionally, Holly has an agreement to acquire the 25,000 bpd Woods Cross (Salt Lake City) refinery owned by ConocoPhillips.

Frontier’s Chairman, President, and CEO, James Gibbs said, “Frontier and Holly are two of the most highly profitable public independent refining companies. This strategic combination will produce not only the preeminent Rocky Mountain refiner, but also the strongest balance sheet among its peers. The opportunity to build our enterprise through the combination of skills and assets represented by Frontier and Holly is tremendous. We expect to deliver significant growth to our shareholders. The combination is expected to be accretive to our shareholders. We are extremely excited by this combination and eagerly look forward to what we can accomplish together. After diligently looking for the right opportunity for over a year, we believe this is the best possible strategic combination for both companies.”

Holly Chairman and Chief Executive Officer, Lamar Norsworthy said, “We are extremely pleased with the combination of our two businesses. We are proud of what we have accomplished at Holly and we have a very high regard for Frontier and its management. This merger allows our stockholders to continue to participate in this significantly larger, more geographically diversified and more widely followed company through their almost 40% ownership in the combined company.”

Jim Gibbs will serve as President and Chief Executive Officer of Frontier after the merger and Lamar Norsworthy, Holly’s Chairman of the Board and Chief Executive Officer, will serve as Chairman of the Board of Frontier. The Board and its major committees will be made up of equal numbers of directors from each company. Completion of the planned merger is subject to, among other things, receiving shareholder approvals by both companies and other customary closing conditions, as well as expiration of the Hart-Scott-Rodino waiting period.

A conference call with a slide show presentation is scheduled for March 31, 2003 at 9:00 am EST to discuss the proposed merger. To access the call, please dial (800) 915-4836. For those outside the U.S., please call (973) 317-5319. To access the slide show presentation go to www.frontieroil.com and click on the investor relations link. A replay may be heard through April 14, 2003 by dialing (800) 428-6051 and entering the passcode 288693. To access the call or the replay via the Internet, go to www.frontieroil.com and register on the Investor Relations page.

Investor Notices

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning the contemplated transaction and strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the companies expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes completion of the proposed transaction, realization of expected synergies from the transaction, future financial performance, future equity issuance and other matters. These statements are based on certain assumptions made by the companies based on their experience and perception of historical trends, current conditions, expected future developments and other factors they believe are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the companies. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

Frontier and Holly will file a proxy statement/prospectus and other documents regarding the proposed merger described in this press release with the Securities and Exchange Commission. Investors and security holders are urged to read the proxy statement/prospectus when it becomes available, because it will contain important information about Frontier and Holly and the proposed transaction. A definitive proxy statement/prospectus will be sent to security holders of Frontier and Holly seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus (when available) and other documents filed by Frontier and Holly with the SEC at the SEC’s web site at www.sec.gov. The definitive proxy statement/prospectus and other relevant documents may also be obtained free of cost by directing a request to Frontier Oil Corporation, attention: Doug Aron, 10000 Memorial Drive, Suite 600, Houston, Texas 77024 or Holly Corp., attention: John Glancy, 100 Crescent Court, Suite 1600, Dallas, Texas 75201.

Frontier and Holly and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Frontier and Holly in connection with the merger. Information about Frontier and Holly and their respective directors and officers can be found in Frontier’s and Holly’s respective Proxy Statements, Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. Additional information regarding the interests of those persons may be obtained by reading the proxy statement/prospectus when it becomes available.

* * * * * *